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                                                                    Exhibit 4.10

                             Dated December 4, 2007


                          AMENDMENT TO LOCKUP AGREEMENT

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Amendment to Lockup Agreement, dated as of December 4, 2007 (the "Amendment"), is entered into by and among:

(1)  Mr. Lu Yonghua,

(2)  Mr. Wang Hanfei,

(3)  Mr. Cui Rongqiang,

(4)  Mr. Gu Yongliang,

(5)  Ms. Yu Haijuan,

(6)  Mr. Wang Yuting,

(7)  Mr. Cao Min,

(8) Mr. Tong Xingxue (each a "Shareholder" and, collectively, the "Shareholders"), and

(9) Good Energies Investments (Jersey) Limited, a Jersey company ("Good Energies").



Whereas:

(A) Solarfun Power Holdings Co., Ltd., a company incorporated pursuant to the laws of the Cayman Islands, and the Shareholders entered into a Lockup Agreement, dated as of June 20, 2006 (the "Agreement");

(B) In connection with the Stock Purchase Agreement, dated as of December 4 2007 (the "Stock Purchase Agreement"), entered into by and among Good Energies and the sellers named therein, the Shareholders desire to amend the Agreement as set forth in this Amendment; and

(C) Pursuant to Section D.(7) of the Agreement, the Shareholders hereby give their unanimous written consent to the adoption of the Amendment.

Now, Therefore, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Capitalized terms used and not defined in this Amendment shall have the same meanings assigned to them in the Agreement. Any terms of the Agreement in conflict or otherwise inconsistent with the Amendment are hereby superseded and replaced by the terms of the Amendment.

2. The Shareholders hereby agree that the provisions of the Agreement including without limitation any provision regarding Share Transfer shall not apply to any Share Transfer made or proposed to be made by a Shareholder to Good Energies or any Affiliate of Good Energies.

3. The Shareholders hereby agree that Section (B).1 of the Agreement shall not apply to any Share Transfer made by Mr. Yonghua Lu or any holding company or other intermediate entity through which a Shareholder holds his shares which is permissible pursuant to the terms of the Stock Purchase Agreement


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4.   As used herein, the term "Affiliate" means with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term "control", as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. "Controlled" and "controlling" have meanings correlative to the foregoing. The term "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, including but not limited to any government, agency or political subdivision thereof, or any group comprised of two or more of the foregoing.

5. The Agreement and this Amendment may only be amended by an instrument in writing signed by all of the Shareholders and Good Energies.

6. The Agreement is only amended as specifically provided in this Amendment and the remainder of the Agreement shall remain in full force and effect as written.








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In Witness Whereof, the parties have duly executed this Amendment as of the date first above written.




By   /s/ Lu Yonghua
     ---------------------------------------
     Name: Mr. Lu Yonghua
     Title:



By   /s/ Wang Hanfei
     ---------------------------------------
     Name: Mr. Wang Hanfei
     Title:





By   /s/ Cui Rongqiang
     ---------------------------------------
     Name: Mr. Cui Rongqiang
     Title:





By   /s/ Gu Yongliang
     ---------------------------------------
     Name: Mr. Gu Yongliang
     Title:





By   /s/ Yu Haijuan
     ---------------------------------------
     Name: Ms. Yu Haijuan
     Title:





By   /s/ Wang Yuting
      --------------------------------------
     Name: Mr. Wang Yuting
     Title:


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By   /s/ Cao Min
     ---------------------------------------
     Name: Mr. Cao Min
     Title:





By   /s/ Tong Xingxue
     ---------------------------------------
     Name: Mr. Tong Xingxue
     Title:



Solely for purposes of Section 5:

GOOD ENERGIES INVESTMENTS (JERSEY) LIMITED





By    /s/ John Hammill
      ---------------------------------------
      Name: John Hammill
      Title: Director




By    /s/ Fintan Kennedy
      ---------------------------------------
      Name: Fintan Kennedy
      Title: Director




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